EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. Announces Extension of Rights Offering

HOUSTON, January 30, 2013 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, announced today that it has extended the expiration date of its previously announced rights offering to 5:00 p.m., Central time, on Thursday, February 28, 2013 from the original expiration date of January 31,  2013.

“We want to be sure that all stockholders have sufficient opportunity to participate in the rights offering,” said ERHC President and CEO Peter Ntephe. “We have received feedback suggesting that there may have been delays among some brokers or other nominees in delivering the rights materials to stockholders.  Feedback from stockholders outside the U.S has also suggested that international postage to certain areas might have put back the receipt of rights material by stockholders in those areas. We acknowledge and thank all those who have exercised their rights already and trust they understand why this extension is necessary.”

Those stockholders who hold shares in street name through a brokerage account, bank or other nominee may need to provide investment instructions to the relevant nominee not later than 5:00 p.m., Central time, on Monday, February 25, 2013.  No offering materials will be received by those holding in street name, and such stockholders wishing to participate should promptly contact their broker, bank, or other nominee.

Under the terms of the rights offering, the Company has distributed, at no charge, to the holders of its common stock as of December 17, 2012, one non-transferable subscription right for every three shares of the Company’s common stock then owned.  Each subscription right entitles the holder to purchase one share of common stock at a purchase price of $0.075 per full share. No fractional shares will be issued.  The rights offering also includes an over-subscription privilege, which entitles a stockholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among holders exercising this over-subscription right.

Please review the Prospectus Supplement filed with the SEC on December 27, 2012 relating to the rights offering for a complete description of all of the terms of the rights offering. Other than the extension of the expiration date of the rights offering, all of the terms described in the Prospectus Supplement remain the same and apply during the extended period of the offering.  The Company reserves the right to modify, postpone or cancel the rights offering at any time prior to the closing of the sale of the shares in the offering.

Questions about the rights offering may be directed to the subscription agent, Corporate Stock Transfer, 303-282-4800, or to Dan Keeney, ERHC Investor Relations, 214-432-7556, or e-mail dan@dpkpr.com. A copy of the Prospectus Supplement may be obtained from the subscription agent, Corporate Stock Transfer, Inc. (Attn: Operations Department), 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its stockholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future stockholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.